SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      ------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: May 18, 1999


                                  Synetic, Inc.
             (Exact name of Registrant as specified in its charter)


  Delaware                          0-17822                     22-2975182
(State or other                   (Commission                 (I.R.S. Employer
jurisdiction of                   File Number)               Identification No.)
incorporation)


669 River Drive, River Drive Center II, Elmwood, New Jersey               07407
(Address of principal executive offices)                              (Zip Code)


Registrants telephone number, including area code:                (201) 703-3400

                             Exhibit Index on Page 4





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Item 5.  Other Events.
----------------------

                  On May 16, 1999, Synetic, Inc., a Delaware corporation ("Synetic"), and Medical Manager Corporation, a Delaware corporation ("Medical Manager"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a strategic business combination between Synetic and Medical Manager. Under the Merger Agreement, a subsidiary of Synetic will be merged with and into Medical Manager and Medical Manager will become a wholly-owned subsidiary of Synetic (the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, par value $.01 per share, of Medical Manager will be converted into the right to receive 0.625 shares of common stock, par value $.01 per share, of Synetic, subject to a collar mechanism.

                  Consummation of the Merger is subject to certain conditions, including among other things, approval of the Merger by the stockholders of Synetic and Medical Manager, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and confirmation that the Merger qualifies as a tax-free reorganization for federal income tax purposes and that it may be accounted for as a pooling of interests transaction.

                  In connection with the Merger Agreement, Medical Manager entered into stock option agreement providing Synetic an option to purchase 19.9% of Medical Manager's common stock in the event the Merger Agreement is terminated in certain circumstances. Synetic has granted Medical Manager a similar right with respect to 10% of Synetic's common stock.

                  In connection with the Merger Agreement, certain Medical Manager stockholders, including Michael Singer, Chairman and Chief Executive Officer, and John Kang, President, owning an aggregate of approximately 37% of the issued and outstanding shares of Medical Manager common stock have entered into an irrevocable agreement to vote their shares in favor of the Merger. In addition, Martin J. Wygod, Chairman of Synetic, has executed a similar irrevocable voting agreement to vote shares representing approximately 26% of the issued and outstanding shares of Synetic common stock in favor of the Merger.

                  Upon completion of the Merger, the combined company will change its name to Medical Manager Corporation. In addition, Medical Manager and CareInsite, Inc., a majority-owned subsidiary of Synetic ("CareInsite"), have entered into an agreement under which CareInsite will be the exclusive provider of certain network, web-hosting and transaction services to Medical Manager.

                  Under the collar mechanism contained in the Merger Agreement, the exchange ratio will be adjusted to yield a value of $42.00 for each share of Medical Manager common stock if the average price of Synetic common stock is between $67.20 and $56.00 during the ten trading day period immediately preceding the two trading days prior to Medical Manager's shareholders' meeting to vote on the Merger. In addition, Medical Manager has a right to



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terminate the Merger Agreement if Synetic's stock price falls below $56.00 during the same measurement period.

                  A copy of the joint press release issued by Synetic and Medical Manager on May 17, 1999 is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in its entirety.





























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                                  EXHIBIT INDEX


Exhibit
  No.             Description
-------           -----------

   99.1           Press Release, dated May 17, 1999.






































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                                        5

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SYNETIC, INC.



Date: May 18, 1999                           By:   /s/ Charles A. Mele
                                        ----------------------------------------
                                        Name:  Charles A. Mele
                                        Title: Executive Vice President and
                                               General Counsel